 Table of Contents

Exhibit 10.2

3rd August 2006

Stuart Sinclair
[Address]

Dear Stuart,

Further to recent discussions I am pleased to offer you the position of President and Chief Operating Officer. This letter and the attached agreements are by necessity formal in nature, but I would like to start by saying on behalf of Aspen, that we are very much looking forward to you joining the Company and believe that you can make a significant difference to the further development of the Company.

I enclose the Service Agreement and if you would like to accept this offer of employment please sign both copies of the agreement and return one to me at this office.

As you are aware from our discussions, the Compensation Committee have approved a number of specific matters which fall outside of the Service Agreement but relate to your employment. They are as follows:

a)	You will be are invited to participate in the 2006 Long Term Incentive Plan. You have been granted 100,000 shares under the plan, consisting of 1042 performance shares and 98,958 options. They will be granted at the price of the day that you sign the service agreement. The Performance Shares agreement and the Options agreement are enclosed.

b)	In addition you will be granted 43,200 options, subject to the performance conditions of the 2006 Long Term Incentive Plan.

c)	You will receive a payment of £31,428 ($55,000) to buy out the option value from GE. This will be paid with your first monthly salary payment.

d)	You have been granted $550,000 Restricted Stock Units which seek to compensate you for the loss of your Restricted Stock Units at GE. The Restricted Stock Units agreement is attached.

e)	You will receive a guaranteed bonus of £210,000, payable in the March 2007 payroll subject to you being an employee at that time and subject to your start date with the Company occurring by the end of September 2006.

f)	You will be eligible to receive a payment of £30,000 towards relocation costs to the UK. This will be subject to tax, and will be paid with your first monthly salary payment. If you were to give notice of resignation from the company within one year of your official start date, this £30,000 sum will be repayable in full within one month of such termination date.

There are a number of practical matters that need to be attended to, and these are detailed below:

In accordance with the Asylum and Immigration Act 1996 we are required to ensure that employees have the right to work in the UK. Therefore, to comply with this legislation, you will need to send to me, before you commence employment, a copy of either your birth certificate or passport and then the original document when you commence employment with Aspen. You will also be required to complete the pre-employment screening form and return it to our provider, Kroll. Your employment with the Company is conditional upon the satisfactory completion of this assessment process.

Table of Contents

Please find enclosed a number of forms, which should be completed and returned to the HR department, unless otherwise stated, as soon as possible as we require these before you commence employment. We will also require your P45, which will be provided by your current employer when you leave their employment.

1.	Group Pension Scheme and Membership Application Form — Please complete the member application form, and return to HR, together with details of your retained benefits (if applicable), any additional voluntary contributions you wish to make (if applicable) and a copy of your birth certificate. If you wish to join the Life Assurance scheme only, please complete section 2 of the member application form and return to HR, in which case we shall still require a copy of the relevant certificates.

2.	From your first day with the Company you will be covered for Death in Service Lump Sum Benefit equivalent of up to four times your basic salary. Attached is a Nomination Form, which we would ask you to complete, sign and return for HR to hold on your file.

3.	Pre-employment screening form — return to Kroll by fax on [ ] for the attention of [ ].

4.	Employee Details Form — please complete and return to HR for Payroll records.

5.	Details of the Norwich Union Healthcare scheme — please complete relevant section at the bottom of the form and return to me.

6.	Please sign the attached Consent to Use of Data Form. If you have any questions regarding this document please contact me.

7.	Codes of Practice Form — please read the enclosed, signing the Codes of Practice form to confirm you have read an understood the same.

8.	Sports Club Membership — information for you.

9.	Season Ticket Loan — information for you.

10.	BUPA Dental Scheme Memo — please contact HR if you wish to join.

11.	Please provide a copy of your degree certificate.

Should you have any questions about any of the above, please do not hesitate to contact Chris Woodman on [                    ].

May I conclude by saying we are looking forward to you joining the Company,

Yours sincerely,

Chris O’Kane
Chief Executive Officer

Encl.